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                                                    Exhibit 11.1
                                                 Sapient Corporation

                                           Article 6.01 of Regulation S-K

                            Computation of Shares Used in Computing Net Income Per Share

                                                   For the Three Months          For the Nine Months
                                                 ------------------------     -------------------------
                                                    ended September 30,          ended September 30,

                                                    1995          1996           1995           1996
                                                 ----------    ----------     ----------     ----------
Common Stock, beginning of period                 8,648,335     9,231,390      8,548,425      8,831,730
Options exercised during the period                  80,650        17,670        180,560        420,330
Weighted average options outstanding
other than exercised during the period
using the treasury stock method                   1,032,238     1,159,585      1,032,238      1,082,202
Weighted average shares related to initial
public offering                                           -     1,695,000              -      1,111,374
Cheap stock relating to SAB No. 83(1)               519,525             -        519,525              -
                                                 ----------    ----------     ----------     ----------
                                                 10,280,748    12,103,645     10,280,748     11,445,636
                                                 ----------    ----------     ----------     ----------


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(1)     In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB No. 83"), issuances of Common
        Stock equivalents (common stock and stock options) one year prior to the initial filing date of the Company's registration statement (February 22, 1996) at share prices below the public offering price of $21.00 per share ("Cheap Stock"), are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented using the treasury stock method at the public offering price of $21.00 per share.

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